Exhibit (2)

CERTIFICATE OF ENGLISH TRANSLATIONS

          Pursuant to Rule 306 of Regulation S-T, the registrant certifies that the exhibit in Item 19. (1) Articles of Incorporation is fair and accurate English translation.

SONY CORPORATION

(Registrant)

Teruhisa Tokunaka

(Signature)

Teruhisa Tokunaka Executive Deputy President and Chief Financial Officer

Date: June 22, 2001